Exhibit 19(c)

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

Financial Statements as of December 31, 2025, and for the Period from April 1, 2025 (commencement of operations) to December 31, 2025, and Report of Independent Auditors

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

Ernst & Young LLP One Manhattan West New York, NY 10001-8604	Tel: +1 212 773 3000 ey.com

Report of Independent Auditors

The General Partner of

CAIS Sports, Media and Entertainment Fund, LP

Opinion

We have audited the financial statements of CAIS Sports, Media and Entertainment Fund, LP (the “Fund”), which comprise the statement of assets, liabilities and partners’ capital, including the schedule of investments, as of December 31, 2025, and the related statements of operations, changes in partners’ capital and cash flows for the period from April 1, 2025 (commencement of operations) to December 31, 2025, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Fund at December 31, 2025, and the results of its operations, changes in its partners’ capital and its cash flows for the period from April 1, 2025 (commencement of operations) to December 31, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Fund and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

A member firm of Emst & Young Global Limited

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

June 8, 2026

A member firm of Emst & Young Global Limited

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

STATEMENT OF ASSETS, LIABILITIES AND PARTNERS’ CAPITAL

DECEMBER 31, 2025

Assets
Investments in Private Equity Funds, at fair value (cost of $108,377,518)	$113,291,151
Investments in Securities, at fair value (cost of $37,944,831)	37,915,729
Cash and cash equivalents	8,631,501
Interest receivable	410,845
Contributions receivable	144,250
Dividends receivable	28,825
Total assets	$160,422,301

Liabilities and partners’ capital
Due to Manager	$480,997
Accrued expenses and other liabilities	152,628
Total Liabilities	633,625

Partners’ capital	159,788,676
Total liabilities and partners’ capital	$160,422,301

See notes to the financial statements.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

SCHEDULE OF INVESTMENTS

DECEMBER 31, 2025

Investments(b)	Acquisition Date	Shares/ Units/ Principal	Cost	Fair Value	Fair Value as a % of Partners’ Capital
Corporate Bonds – 14.83%
Communication Services – 0.83%
WarnerMedia Holdings, Inc., 4.279%, due 03/15/2032		$1,500,000	$1,332,033	$1,318,605	0.83%
Total Communication Services			$1,332,033	$1,318,605	0.83%

Communications – 8.19%
Comcast Corporation, 2.65%, due 02/01/2030		$1,750,000	$1,649,630	$1,652,631	1.03%
Fox Corp, 4.709%, due 01/25/2029		1,500,000	1,520,630	1,520,293	0.95%
Meta Platforms Inc, 4.875%, due 11/15/2035		1,500,000	1,502,250	1,501,094	0.94%
Netflix Inc, 6.375%, due 05/15/2029		1,500,000	1,610,105	1,606,107	1.01%
Nexstar Broadcasting, Inc, 4.750%, due 11/01/2028(c)		1,250,000	1,239,735	1,241,725	0.78%
Rogers Communications Inc, 3.80%, due 03/15/2032		1,750,000	1,655,756	1,652,057	1.03%
Sirius XM Radio LLC, 3.875%, due 09/01/2031(c)		1,500,000	1,377,044	1,381,773	0.86%
Snap Incorporated, 6.875%, due 03/01/2033(c)		1,250,000	1,291,948	1,296,294	0.81%
TEGNA Inc, 5.00%, due 09/15/2029		1,250,000	1,240,585	1,239,974	0.78%
Total Communications			$13,087,683	$13,091,948	8.19%

Consumer Discretionary – 3.94%
Boyd Gaming Corp, 4.75%, due 06/15/2031(c)		$1,250,000	$1,220,930	$1,222,160	0.76%
Caesars Entertainment Inc, 6.50%, due 02/15/2032(c)		1,250,000	1,279,807	1,280,953	0.80%
Churchill Downs Inc, 5.75%, due 04/01/2030(c)		1,250,000	1,262,228	1,262,843	0.79%
Light & Wonder International Inc, 6.25%, due 10/01/2033(c)		1,250,000	1,259,402	1,265,688	0.79%
MGM Resorts International, 6.125%, due 09/15/2029		1,250,000	1,282,808	1,285,275	0.80%
Total Consumer Discretionary			$6,305,175	$6,316,919	3.94%

Corporate Obligations – 1.02%
Walt Disney Company, 2.00%, due 09/01/2029		$1,750,000	$1,637,464	$1,637,569	1.02%
Total Corporate Obligations			$1,637,464	$1,637,569	1.02%

Technology – 0.83%
Voyager Parent LLC, 9.25%, due 07/01/2032(c)		$1,250,000	$1,331,335	$1,327,059	0.83%
Total Technology			$1,331,335	$1,327,059	0.83%

Total Corporate Bonds			$23,693,690	$23,692,100	14.83%

Exchange Traded Funds – 8.90%
Fixed Income – 8.90%
iShares Ultra Short Duration Bond Active ETF		70,332	$3,566,536	$3,557,393	2.23%
JPMorgan Ultra-Short Income ETF		70,304	3,565,720	3,556,679	2.23%
PGIM Ultra Short Bond ETF		71,647	3,565,871	3,552,975	2.22%
Vanguard Ultra Short Bond ETF		71,360	3,553,014	3,556,582	2.23%
Total Exchange Traded Funds			$14,251,141	$14,223,629	8.90%

See notes to the financial statements.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

SCHEDULE OF INVESTMENTS (CONTINUED)

DECEMBER 31, 2025

Investments(b)	Acquisition Date	Shares/ Units/ Principal	Cost	Fair Value	Fair Value as a % of Partners’ Capital
Private Equity Funds(d) – 70.90%
Co-Investments – 3.58%
Arctos Sports Partners Elvis Co-Invest II, LP(a)	12/18/2025		$5,714,473	$5,714,473	3.58%
Total Co-Investments			$5,714,473	$5,714,473	3.58%

Primary Investments – 45.26%
Arctos American Football Fund Feeder, LP(a)	12/3/2025		$5,317,266	$4,877,144	3.05%
Eldridge Sports and Entertainment Fund Offshore LP(a)	7/14/2025		65,930,000	67,440,000	42.21%
Total Primary Investments			$71,247,266	$72,317,144	45.26%

Secondary Investments – 22.07%
Arctos Sports Partners Fund I Feeder, LP(a)	4/1/2025		$23,094,894	$25,244,972	15.80%
ASP Naismith I Feeder A, LP(a)	4/1/2025		8,320,885	10,014,562	6.27%
Total Secondary Investments			$31,415,779	$35,259,534	22.07%

Total Private Equity Funds			$108,377,518	$113,291,151	70.90%

Total Investments			$146,322,349	$151,206,880	94.63%

(a) All or a portion of these securities are restricted to resale.

(b) All of the Fund’s investments are concentrated within the Americas region.

(c) Security exempt from registration under Rule 144A or Section 4(2) of the Securities Act of 1933. The security may be resold in transactions exempt from registration, normally to qualified institutional buyers. As of December 31, 2025 the total market value of 144A securities is $10,278,496 or 6.4% of partners’ capital.

(d) Non-income producing

See notes to the financial statements.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

Income
Interest income	$270,399
Dividend income	42,010
Total income	312,409

Expenses
Management fees	855,954
Professional fees	510,618
Organizational expenses	137,028
Other expenses	113,922
Total expenses before Management fees waived	1,617,522

Management fees waived (Note 6)	(35,377)
Total expenses after Management fees waived	1,582,145

Net investment income/(loss)	(1,269,736)

Realized gain/(loss) and net unrealized appreciation/(depreciation) on investments
Realized gain/(loss) on investments	555,198
Net unrealized appreciation/(depreciation) on investments	4,848,572
Realized and net unrealized appreciation/(depreciation) on investments	5,403,770

Net increase in partners’ capital resulting from operations	$4,134,034

See notes to the financial statements.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

Limited Partners
Partners’ Capital, April 1, 2025 (Commencement of Operations)	$–
Contributions	156,002,500
Offering costs	(347,858)
Net investment income/(loss)	(1,269,736)
Realized gain/(loss) on investment	555,198
Net unrealized appreciation/(depreciation) on investments	4,848,572
Partners’ Capital, December 31, 2025	$159,788,676

See notes to the financial statements.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

Cash flows from operating activities
Net increase in partners’ capital resulting from operations	$4,134,034
Adjustments to reconcile net increase in partners’ capital resulting from operations to net cash used in operating activities:
Contributions/Purchases of Private Equity Funds and Securities	(146,687,514)
Distributions from Private Equity Fund	884,404
Realized (gain)/loss on investments	(555,198)
Net unrealized (appreciation)/depreciation on investments	(4,848,572)
Changes in assets and liabilities:
(Increase)/decrease in contributions receivable	(144,250)
(Increase)/decrease in interest receivable	(410,845)
(Increase)/decrease in dividend receivable	(28,825)
Increase/(decrease) in due to Manager	480,997
Increase/(decrease) in accrued expenses and other liabilities	152,628
Net cash provided by/(used in) operating activities	(147,023,141)

Cash flows from financing activities
Contributions	156,002,500
Offering costs	(347,858)
Net cash provided by/(used in) financing activities	155,654,642
Net increase/(decrease) in cash and cash equivalents	8,631,501

Cash and cash equivalents as of April 1, 2025	–
Cash and cash equivalents as of December 31, 2025	$8,631,501

See notes to the financial statements.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(1)	Organization

CAIS Sports, Media and Entertainment Fund, LP (the “Fund”) was formed as a Delaware limited partnership on August 29, 2024 and commenced operations on April 1, 2025. On December 17, 2025, the Fund was approved to reorganize into a registered investment company effective January 2, 2026. CAIS Advisors, LLC serves as the Investment Manager of the Fund (the "Manager"). The Manager is a registered investment adviser with the U.S Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is a wholly owned subsidiary of Capital Integration Systems, LLC. The Manager is responsible for all investment management decisions, including, without limitation, the timing and amount of allocations to or away from the Private Equity Funds as well as the day-to-day management of the Fund. CAIS SME GP, LLC is the general partner of the Fund (the “General Partner”). The General Partner has no economic interest in the Fund.

The primary purpose of the Fund is to seek long-term capital appreciation by investing predominantly in private sports, media and entertainment ("SME") investments, which may include, but are not limited to, investment vehicles with a primary focus on private SME assets and/or direct investments in private or public SME assets.

(2)	Significant Accounting Policies

Basis of Accounting - The Fund's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") as detailed in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"). The Fund is an investment company in accordance with ASC 946, Financial Services - Investment Companies ("ASC 946"), which defines investment companies and prescribes specialized accounting and reporting requirements for investment companies.

The preparation of financial statements in accordance with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in partners' capital from operations during the reporting period. The most significant of which is the determination of the fair value of the investments. Actual results could differ from those estimates, and those differences could be material.

Cash and Cash Equivalents - Cash and Cash Equivalents include cash held at banks and all short-term highly liquid investments that are readily convertible into known amounts of cash and have original maturities of three months or less at the time of purchase. Cash balances are held in Federal Deposit Insurance Corporation (“FDIC”) insured bank accounts, which at times, may be in excess of federally insured limits. As of December 31, 2025, cash consists of $890,885 or 0.56% of partners’ capital and cash equivalents consists of a money market fund valued at one dollar per share of $7,740,616 or 4.84% of partners’ capital which is held in deposit with Morgan Stanley Institutional Liquid Government Fund (MVRXX). Investments in money market funds would be categorized as Level 1 investments within the fair value hierarchy (detailed in Note 3) as they are valued based on quoted prices in active markets. There was no restricted cash or cash equivalents balance held as of December 31, 2025.

Investment Valuation - The Fund’s investments are measured at fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 820, Fair Value Measurement, and the Fund’s internal valuation policy. Investments in securities that are actively traded, including exchange-traded funds (“ETFs”) and corporate bonds. ETFs are valued using closing market prices and corporate bonds are valued using the midpoint of the bid and ask price from independent pricing services. The Fund’s investments in Private Equity Funds are measured at fair value based on the Fund’s pro rata interest in such funds, which is generally derived from the net asset values (“NAVs”) reported by the underlying managers. Such amounts are net of accrued expenses,

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(2)	Significant Accounting Policies (continued)

including management and performance-based fees.

Valuation of the Private Equity Funds - The Manager engages an independent valuation specialist to assist in the determination of fair value, and such valuations are subject to review and approval in accordance with the Fund’s valuation policy. In circumstances where the most recent capital statements or financial information from Private Equity Funds are not available, the Manager utilizes a roll-forward methodology that incorporates the most recent available NAVs, adjusted for capital activity and known or knowable information as of the valuation date, including adjustments for market changes as deemed appropriate based on the composition of the underlying fund’s portfolio.

In the absence of readily observable market prices, fair value is determined using appropriate and consistently applied methodologies, which may include consideration of underlying fund financial statements, interim updates, independent third-party valuations, market comparables, and other relevant factors.

Due to the inherent uncertainty of valuations for investments that are not actively traded, the estimated fair values may differ materially from the values that would have been used had a readily available market for such investments existed, and such differences could be material.

Investment Transactions and Related Investment Income - Investment transactions are accounted for on a trade date basis. Investments held by the Fund in private equity funds may include secondary purchases of existing investments in private equity funds ("Secondary Investments"), investments in newly established private equity funds ("Primary Investments") and investments in co-investment transactions either directly or through special purpose vehicles, alongside direct private equity funds managed by private fund sponsors ("Co-Investments"), collectively defined as "Private Equity Funds". Interest and dividend income are recorded on the accrual basis. Realized gains or losses and unrealized gains and losses on securities are recorded based on market prices. Realized gains or losses on distributions are recorded based upon amounts received in excess of return of capital as determined by the Private Equity Funds. Net unrealized appreciation/(depreciation) on investments in the Private Equity Funds and securities are included in the Statement of Operations.

Income Taxation - The Fund shall be treated as a partnership for United States Federal income tax purposes, and the Manager shall undertake all actions necessary or advisable to secure such tax treatment. Each limited partner is individually liable for income taxes, if any, on its share of the Fund’s net taxable income. Accordingly, no provision for income taxes has been made in the accompanying financial statements. The Fund files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Fund is subject to examination by federal jurisdictions. As of December 31, 2025, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from inception forward (with limited exceptions).

Tax positions of the Fund are assessed to determine whether they are more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authorities. Based on its analysis, the Fund has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2025. The Manager does not expect that the total amount of unrecognized tax impact will materially change over the next twelve months.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations. For the period from April 1, 2025 (commencement of operations) to December 31, 2025, the Fund did not incur any interest or penalties.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(2)	Significant Accounting Policies (continued)

Fair Value of Financial Instruments - The fair value of the Fund’s assets and liabilities which qualify as financial instruments under existing accounting guidance of financial instruments approximates the carrying amounts presented in the Statement of Assets, Liabilities and Partners’ Capital.

(3)	Investments in Private Equity Funds

As of December 31, 2025, the Fund’s investments in the Private Equity Funds were valued at $113,291,151, representing 70.90% of partners’ capital. The value of the Fund’s investments in the Private Equity Funds reflects the Fund's proportionate interest in the capital of the Private Equity Funds. The Fund’s capital commitments to Private Equity Funds are payable when called by the Private Equity Funds or their respective managers or general partners. A summary of the Fund’s capital commitments to the Private Equity Funds as of December 31, 2025 is provided below.

Capital Commitment to the Co-Investments	$10,000,000
Percent of commitments of the Co-Investments	0.83%
Capital Commitment to the Primary Investments	$86,900,000
Percent of commitments of the Primary Investments	7.24%
Capital Commitment to the Secondary Investments	$26,250,000
Percent of commitments of the Secondary Investments	2.19%

Contributions made in addition to the Fund’s capital commitment to the Private Equity Funds that do not decrease the Fund’s remaining capital commitments to the Private Equity Funds may relate to management fees, organizational expenses, subsequent closing interest, and/or placement fees. During the period ended December 31, 2025, the Fund did not contribute outside of its capital commitments to the Private Equity Funds.

Investment Category	Investment Strategy	Fair Value	Unfunded Commitment
Co-Investments	Investments in private investment vehicles pursuing co-investment opportunities in companies and businesses operating within the sports, media and/or entertainment industries.	$5,714,473	$4,285,527
Primary Investments	Investments in newly established Private Equity Funds	$72,317,144	$15,652,734
Secondary Investments	Investments in existing Private Equity Funds that are typically acquired in privately negotiated transactions	$35,259,534	$4,515,970

Certain of the Private Equity Funds invest substantially all of their assets in the underlying master funds in a master-feeder structure. The primary objective of the Private Equity Funds is to achieve superior risk-adjusted total returns through their underlying master funds, where applicable, primarily by investing and trading directly and indirectly in sports and entertainment related investments.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(3)	Investments in Private Equity Funds (continued)

Management fees charged by the Private Equity Funds in which the Fund invests generally range from 1.00% to 1.75% per annum and incentive fees/performance participation fees charged generally range from 10.00% to 20.00%, subject to hurdle rates and catch-up with a high water mark, where applicable. These fees have been deducted in determining the net unrealized appreciation/(depreciation) on investments in Private Equity Funds as recorded in the accompanying Statement of Operations.

The Private Equity Funds meet the criteria to be classified as investment companies and therefore apply the specialized accounting guidance as outlined by U.S. GAAP. The Private Equity Funds’ financial statements have been prepared in conformity with U.S. GAAP and are presented in U.S. dollars. The following is a discussion of the Private Equity Funds’ key accounting policies and financial information, as derived from the Fund’s offering memorandum and the Private Equity Funds’ audited financial statements.

The investments in the Private Equity Funds are highly illiquid and limited partners of the Private Equity Funds have no ability to require the Private Equity Funds to redeem their interests in such Private Equity Funds. However, due to the nature of the Fund’s limited interests in the Private Equity Funds, the Fund’s risk with respect to such transactions is limited to its capital balance/commitment in the Private Equity Funds. Additionally, the Private Equity Funds have funded their investments with a line of credit that the Fund partakes in proportionately based upon its commitments to the Private Equity Funds.

The Private Equity Funds account for their investments in accordance with relevant authoritative guidance, which defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. The fair value hierarchy which prioritizes and ranks the level of market price observability is used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily-available actively–quoted prices or for which fair value can be measured from actively-quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The Fund, through its proportionate share of investments held by the Private Equity Funds, has the following exposure to investments that exceed 5% of the Fund's partners' capital as of December 31, 2025:

1. The Fund has an indirect limited liability company interest in Class A units of GSW Sports, LLC through ASP Naismith I Feeder A, L.P. and Arctos Sports Partners Fund I Feeder, LP that accounts for approximately 9.22% of the Fund's partners' capital and has a proportional fair value attributable to the Fund of $14,733,131. The investment is in the sports industry in the United States. The investment is not redeemable.

2. The Fund has indirect private preferred equity interest in A24 Films, LLC through Eldridge Sports and Entertainment Fund Offshore, LP that accounts for approximately 8.29% of the Fund's partners' capital and has a proportional fair value attributable to the Fund of $13,248,199. The investment is in the entertainment industry in the United States. The investment is not redeemable.

3. The Fund has indirect ownership interest in the private common equity of Spectacle BidCo Holdings, Inc. through Eldridge Sports and Entertainment Fund Offshore, LP that accounts for approximately 7.55% of the Fund's partners' capital and has a proportional fair value attributable to the Fund of $12,069,989. The investment is in the entertainment industry in the United States. The investment is not redeemable.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(3)	Investments in Private Equity Funds (continued)

4. The Fund has indirect ownership interest in the private common equity of Tripledot Studios Limited through Eldridge Sports and Entertainment Fund Offshore, LP that accounts for approximately 5.81% of the Fund's partners' capital and has a proportional fair value attributable to the Fund of $9,277,854. The investment is in the entertainment industry in the United States. The investment is not redeemable.

(4)	Fair Value Hierarchy

Investments measured and reported at fair value are classified and disclosed in one of the following categories (from highest to lowest) based on inputs:

Level 1 – Quoted prices (unadjusted) are available in active markets for identical investments that the Private Equity Funds have the ability to access as of the reporting date. The type of investments which would generally be included in this category include listed equity securities and listed derivatives as well as investments in money market funds. The Private Equity Funds, to the extent that they hold such investments, do not adjust the quoted price for these investments, even in situations where the Private Equity Funds hold a large position and a sale could reasonably impact the quoted price.

Level 2 – Pricing inputs are observable for the investments, either directly or indirectly, as of the reporting date, but are not the same as those used in Level I. Fair value is determined through the use of models or other valuation methodologies. The types of investments which would generally be included in this category include fixed income securities, bank debt and over-the-counter derivative contracts.

Level 3 – Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant judgment or estimation by the Manager. The types of investments which would generally be included in this category include debt and equity securities issued by private entities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. The Private Equity Funds’ assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investments. The majority of the investments held by the Private Equity Funds are typically Level III investments, excluding cash equivalents, if any, and are primarily within the Sports, Media and Entertainment industries.

The following table summarizes the fair value hierarchy for the investments held as of December 31, 2025:

Assets*	Level 1	Level 2	Level 3	Investments Valued at NAV	Total
Corporate Bonds	–	$23,692,100	–	–	$23,692,100
Exchange Traded Funds	14,223,629	–	–	–	14,223,629
Private Funds	–	–	–	113,291,151	113,291,151
Short-Term Investments	7,740,616	–	–	–	7,740,616
Total	$21,964,245	$23,692,100	–	$113,291,151	$158,947,496

*	Refer to Schedule of Investments for industry classifications.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(5)	Partners’ Capital

The Fund charges a management fee ("Management Fee") equal to .95% per annum of the limited partners' aggregate invested capital.

A summary of the Fund’s capital commitments as of December 31, 2025, is provided below:

Capital Commitment to the Funds	$156,002,500
Cumulative capital called by the Fund	$156,002,500
Cumulative contributions as a percent of commitments	100%
Recallable distributions made to limited partners’ by the Fund	$–
Remaining unfunded capital commitment	$–

Limited partners generally may not withdraw from the Fund unless such withdrawal is approved by the Manager.

Profits and losses of the Fund shall be allocated to the limited partners pro rata, based upon their relative commitments, according to the provisions of the Fund’s governing documents. Pursuant to the Fund's governing documents, the limited partners constitute a single class, series and group of limited partners and generally vote or provide written consents as a single group with respect to matters requiring limited partner approval. Voting rights are generally based on the limited partners' respective capital commitments, except as otherwise expressly provided in the governing documents. The Manager has no capital commitment to the Fund.

A limited partner admitted on or increasing its capital commitment at any subsequent closing is required to fund organizational expenses and partnership expenses (including Management Fees) that it would have borne if the investment was made at the initial closing, the excess of aggregate capital contributions required since the initial closing (other than previously described expenses) over its proportionate share of aggregate distributions that it would have received since the initial closing plus an additional amount equal to the secured overnight financing rate ("SOFR") plus 4% per annum from the initial closing to subsequent event date. Such additional amount will be allocated to previously admitted partners in the Fund on a pro rata basis by reference to the relevant commitments made prior to such subsequent closing.

(6)	Related Party Transactions

The Fund bears its own organizational expenses, including formation costs and any initial due diligence costs as well as operational expenses. Any expenses paid by the Manager on the Fund’s behalf will be reimbursed by the Fund and are disclosed in the Statement of Operations.

Expenses - For the period from April 1, 2025 (date of commencement of operations) to December 31, 2025, expenses to be reimbursed to the Manager on the Fund’s behalf amounted to $107,446 all of which has been reimbursed.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(6)	Related Party Transactions (continued)

Management Fees and Due to Manager - The Fund is obligated to pay the Manager Management Fees equal to a percentage (as detailed in Note 4) per annum based on the limited partners' aggregate invested capital as of the last calendar day of each quarter prior to any accrual or payment of any Management Fees. The Manager may in its discretion waive all or part, temporarily or in perpetuity, of such Management Fees. For the year ended December 31, 2025, the limited partners' aggregate invested capital exceeded investor commitments to the Fund and as such the Manager elected to waive a portion of the Management Fees by modifying the basis to be total committed capital of each limited partner as of the last calendar day of the quarter. For the year ended December 31, 2025, the Manager has waived Management Fees in the amount of $35,377 as included within the Statement of Operations.

For the period from April 1, 2025 (date of commencement of operations) to December 31, 2025, Management Fees, net of Management Fees waived, amounted to $820,577. The Fund is also obligated to reimburse the Manager for its operational expenses paid on its behalf. As of December 31, 2025, Due to Manager amounted to $480,997 which was comprised of management fees payable of $373,551 and operating expenses paid by the Manager on the Fund’s behalf of $107,446 all of which has been reimbursed.

(7)	Service Providers

The Fund has appointed Ultimus LeverPoint Private Fund Solutions, LLC (the “Administrator”) as the Administrator of the Fund. The Administrator charges a monthly fee in accordance with its standard schedule, which is based on the total assets under management of the Fund at month end, which are included in other expenses in the Statement of Operations. The Administrator is also entitled to reimbursement of actual out-of-pocket expenses incurred in respect to the Fund.

UMB Bank, N.A. (the “Custodian”) provides custodial services to the Fund. These fees are included as part of other expenses in the Statement of Operations.

(8)	Risks, Commitments and Contingencies

The Fund's activities expose it to a variety of financial risks: credit risk, market risk, liquidity risk and concentration risk.

The majority of transactions of the Fund are cleared with the Custodian pursuant to a customer agreement. As of December 31, 2025, all of the investments held by the Fund are positions held by the Custodian. In the event the Custodian is unable to fulfill its obligations, the Fund would be subject to credit risk. The Fund is exposed to credit risk related to its investments in corporate bonds, as well as counterparty risk associated with its custodial arrangements. Credit risk represents the potential loss that may arise if an issuer or counterparty fails to perform its obligations in accordance with contractual terms.

Market risk is the risk of potential adverse changes in the value of financial instruments resulting from fluctuations in market conditions, including changes in interest rates, credit spreads, and equity prices. The Fund is exposed to market risk through its investments in corporate bonds, exchange-traded funds, and Private Equity Funds.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(8)	Risks, Commitments and Contingencies (continued)

Liquidity risk is the risk that the Fund may not be able to readily convert certain investments into cash without significantly affecting their value. Investments in corporate bonds and ETFs are generally considered liquid, although market conditions may impact their liquidity. Investments in Private Equity Funds are generally illiquid and subject to restrictions on withdrawal or redemption; accordingly, the Fund may not be able to withdraw or redeem from such investments until the end of the respective investment terms or in accordance with applicable redemption provisions.

All investments of the Fund are subject to risk of loss of capital. Investments in corporate bonds and exchange-traded funds are subject to market and credit risks that may result in a decline in value. Investments in Private Equity Funds are subject to an increased risk of loss of capital due to their illiquid nature and the underlying investment strategies. The maximum loss resulting from investments in Private Equity Funds is limited to the fair value of such investments and any unfunded commitments.

The Fund’s investment portfolio is concentrated within the sports, media, and entertainment industry, which is aligned with the Fund’s investment strategy. A significant portion of the Fund’s investments are allocated to Private Equity Funds. As a result, the Fund is subject to concentration risk, as changes in the value of investments within this industry, asset class, or individual investments could have a material impact on the performance of the Fund.

While the Manager monitors and attempts to manage these risks, the transparency into and potential illiquidity of certain investments, particularly Private Equity Funds, may hinder the Manager’s ability to effectively manage such risks.

In the normal course of business, the Fund enters contracts that contain a variety of representations and warranties, which provide general indemnifications. Any exposure to the Fund under these arrangements would involve future claims that may be made against the Fund. The Fund’s maximum exposure under these arrangements is unknown and, therefore, the Fund has not accrued any liability in connection with such indemnifications. However, based on experience, the Manager expects the risk of loss to be remote.

(9)	Financial Highlights

The ratios and the internal rate of return (“IRR”) are calculated for the Limited Partners, taken as a whole, net of all fees. Calculations of these financial highlights on a Limited Partner basis may yield results that vary from those stated herein due to the timing and amount of capital transactions and specific fee structures as disclosed in the Related Parties Transactions note.

CAIS Sports, Media and Entertainment Fund, LP

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE PERIOD FROM APRIL 1, 2025 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2025

(9)	Financial Highlights (continued)

Financial highlights for the Fund for the period from April 1, 2025 (commencement of operations) to December 31, 2025 were as follows:

Ratios to weighted-average Limited Partners’ capital:

Expenses prior to organizational expenses	2.44%
Less wavier	(0.05)%

Net expenses	2.39%
Organizational expenses	0.19%

Total expenses	2.58%

Net investment loss	(2.06)%

Internal rate of return since inception:
End of period	7.05%

The expense and net investment loss ratios do not include any expenses incurred at the Private Equity Funds level. The expense and net investment loss ratios have been annualized except for audit fees, legal fees, tax preparation expense, and appraisal fees included in professional fees and organizational expenses as disclosed in the Statement of Operations, which were not annualized

The IRR was computed since inception based on the actual due dates of cash inflows (contributions), cash outflows (distributions), and the Limited Partners’ capital as of December 31, 2025.

(10)	Subsequent Events

The Fund has evaluated all material subsequent transactions and events up to June 8, 2026, which is the date that the financial statements were issued.

On January 2, 2026, as part of a reorganization, the Fund transferred all of its assets and liabilities to CAIS Sports, Media and Entertainment Fund (the "Registered Fund") which is registered as a registered investment company with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940. Limited Partners in the Fund received 15,978,868 shares of the Registered Fund issued at $10.00 per share which is equal to the aggregate net asset value of their limited partnership interests in the Fund of $159,788,676 at December 31, 2025. Subsequent to the reorganization, the Fund ceased all operations.

The Fund determined that there were no other subsequent events outside the normal course of business requiring adjustment to or disclosure in the financial statements.